EXHIBIT 11


                  CHARTER POWER SYSTEMS, INC. AND SUBSIDIARIES
                        EARNINGS PER SHARE COMPUTATIONS
                       (Dollars and shares in thousands)


                                                 (Unaudited)
                                              Three Months Ended
                                                   April 30,
                                              ------------------
                                            1997            1996
                                            ----            ----

NET INCOME                                 $4,135          $3,646
                                            =====           =====

  Weighted average number of common
    shares outstanding                      6,083           6,283
  Effect of shares issuable under
    stock option plan                         182             265
                                            -----           -----
  WEIGHTED AVERAGE NUMBER OF SHARES
    OUTSTANDING (PRIMARY)                   6,265           6,548
                                            =====           =====

  NET INCOME PER COMMON AND COMMON
    EQUIVALENT SHARE (PRIMARY)             $ 0.66          $ 0.56
                                            =====           =====

  Weighted average number of common
    shares outstanding                      6,083           6,283
  Effect of shares issuable under
    stock option plan                         182             266
                                            -----           -----
  WEIGHTED AVERAGE NUMBER OF SHARES
    OUTSTANDING (FULLY DILUTED)             6,265           6,549
                                            =====           =====

  NET INCOME PER COMMON AND COMMON
    EQUIVALENT SHARE (FULLY DILUTED)       $ 0.66          $ 0.56
                                            =====           =====